Exhibit 99.1

For Immediate Release:

Contact: Warren R. Wilkinson
Republic Airways Holdings
Tel. (317) 484-6042

Republic Airways Holdings Announces a Conditional Offer to Purchase Shuttle America Corporation

Indianapolis, Indiana, (April 21, 2005) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET), announced today that it has made a conditional offer to purchase Shuttle America Corporation from Shuttle Acquisition LLC, an affiliate of Wexford Capital LLC, for the purchase price of $1 million plus the assumption of less than $1 million in debt. Wexford Capital LLC, is the majority shareholder of Republic Airways Holdings.

The conditional offer is subject to a variety of conditions, including due diligence, the negotiation and execution of definitive documentation, approval by the independent members of the Board of Directors of Republic and the receipt of a fairness opinion. The company believes that if all the conditions are satisfied the transaction would close in May of 2005.

Because Republic and Shuttle America are controlled by a common entity, Republic will be obligated to restate its historical financial statements for each of the three years in the period ended December 31, 2004 to reflect the results and financial position of Shuttle America for these periods. The restatement will reflect such acquisition as a transaction accounted for under a method similar to “pooling of interests” accounting rather than purchase accounting. The preliminary estimate, based on unaudited financial information of Shuttle America for the year ended December 31, 2004, is that such restatement may result in a reduction of our net income for 2004 in the range of approximately $4.0 to $7.0 million. The change in total stockholders’ equity at December 31, 2004 is estimated to be in the range of a reduction of $3.0 million to an increase of $2 million. These preliminary estimates may change upon the completion of the audit of the “pooled” consolidated financial statements of Republic and Shuttle America for the year ended December 31, 2004.

Republic’s decision to purchase Shuttle America is in anticipation of increased demand for the Embraer 170 and to provide Republic with the opportunity to operate aircraft larger than 70 seats such as the Embraer 190 while complying with certain scope restrictions that some of its major airline partners currently have in place. Republic intends to add the Embraer 170 to the Shuttle America operation as soon as possible and plans to phase out all turboprop flying by the end of 2005.

Shuttle America today operates under a fixed fee airline services agreement with United Airlines out of its Washington Dulles hub. The airline operates a fleet of 11 Saab 340 aircraft, eight of which are leased and have expirations in 2005 and the first quarter 2006. The company is headquartered in Fort Wayne, Indiana and employs approximately 200 aviation professionals throughout its system.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that operates Chautauqua Airlines, Inc. and Republic Airlines Inc. Its principal operating subsidiary, Chautauqua Airlines offers scheduled passenger service on more than 700 flights daily to 75 cities in 32 states, Canada and the Bahamas through code sharing agreements with four major U.S. airlines. All of its flights are operated under its major airline partner brand, such as AmericanConnection, Delta Connection, United Express and US Airways Express. The airline employs more than 2,400 aviation professionals and operates 116 regional jets including 16 Embraer 170 aircraft.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

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